Bitwise Bitcoin ETF S-1

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2024, with respect to the financial statements of Bitwise Bitcoin ETF, included herein by reference, and to the references to our firm under the headings “Questions and Answers about the Transactions”, “Service Providers” and “Experts” in the Registration Statement on Form S-1.

New York, New York
October 7, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.